Exhibit 10.1
AMENDED AND RESTATED
CREDIT, SECURITY AND GUARANTY AGREEMENT,
dated as of August 30, 2013,
by and among

ALPHATEC HOLDINGS, INC.,
ALPHATEC SPINE, INC.,
ALPHATEC INTERNATIONAL LLC, and
ALPHATEC PACIFIC, INC.,
each as a Borrower, and collectively as Borrowers,

the other Credit Parties party hereto,

MIDCAP FUNDING IV, LLC,
as Administrative Agent and as a Lender,
and
THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

Page

ARTICLE 1 - DEFINITIONS	1

Section 1.1	Certain Defined Terms 1

Section 1.2	Accounting Terms and Determinations 22

Section 1.3	Other Definitional and Interpretive Provisions 22

Section 1.4	Time is of the Essence 22

ARTICLE 2 - LOANS	23

Section 2.1	Loans 23

Section 2.2	Interest, Interest Calculations and Certain Fees 27

Section 2.3	Notes 29

Section 2.4	[Reserved] 29

Section 2.5	[Reserved] 29

Section 2.6	General Provisions Regarding Payment; Loan Account 29

Section 2.7	Maximum Interest 30

Section 2.8	Taxes; Capital Adequacy 30

Section 2.9	Appointment of Borrower Representative 32

Section 2.10	Joint and Several Liability; Rights of Contribution; Subordination and Subrogation 32

Section 2.11	Collections and Lockbox Account 34

Section 2.12	Termination; Restriction on Termination 36

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES	36

Section 3.1	Existence and Power 36

Section 3.2	Organization and Governmental Authorization; No Contravention 37

Section 3.3	Binding Effect 37

Section 3.4	Capitalization 37

Section 3.5	Financial Information 37

Section 3.6	Litigation 37

Section 3.7	Ownership of Property 38

Section 3.8	No Default 38

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Section 3.9	Labor Matters 38

Section 3.10	Regulated Entities 38

Section 3.11	Margin Regulations 38

Section 3.12	Compliance With Laws; Anti-Terrorism Laws 38

Section 3.13	Taxes 39

Section 3.14	Compliance with ERISA 39

Section 3.15	Consummation of Operative Documents; Brokers 40

Section 3.16	Related Transactions 40

Section 3.17	Material Contracts 40

Section 3.18	Compliance with Environmental Requirements; No Hazardous Materials 40

Section 3.19	Intellectual Property 40

Section 3.20	Solvency 41

Section 3.21	Full Disclosure 41

Section 3.22	Interest Rate 41

Section 3.23	Subsidiaries 41

ARTICLE 4 - AFFIRMATIVE COVENANTS	41

Section 4.1	Financial Statements and Other Reports 41

Section 4.2	Payment and Performance of Obligations 42

Section 4.3	Maintenance of Existence 43

Section 4.4	Maintenance of Property; Insurance 43

Section 4.5	Compliance with Laws and Material Contracts 44

Section 4.6	Inspection of Property, Books and Records 44

Section 4.7	Use of Proceeds 44

Section 4.8	Estoppel Certificates 44

Section 4.9	Notices of Litigation and Defaults 45

Section 4.10	Hazardous Materials; Remediation 45

Section 4.11	Further Assurances 45

Section 4.12	[Reserved] 47

Section 4.13	Power of Attorney 47

Section 4.14	Borrowing Base Collateral Administration 47

Section 4.15	Payment of Dividends 48

ARTICLE 5 - NEGATIVE COVENANTS	48

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Section 5.1	Debt; Contingent Obligations 48

Section 5.2	Liens 48

Section 5.3	Restricted Distributions 48

Section 5.4	Restrictive Agreements 48

Section 5.5	Payments and Modifications of Subordinated Debt 49

Section 5.6	Consolidations, Mergers and Sales of Assets; Change in Control 49

Section 5.7	Purchase of Assets, Investments 49

Section 5.8	Transactions with Affiliates 49

Section 5.9	Modification of Organizational Documents 49

Section 5.10	Modification of Certain Agreements 50

Section 5.11	Conduct of Business 50

Section 5.12	Lease Payments 50

Section 5.13	Limitation on Sale and Leaseback Transactions 50

Section 5.14	Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts 50

Section 5.15	Compliance with Anti-Terrorism Laws 50

ARTICLE 6 - FINANCIAL COVENANTS	51

Section 6.1	Additional Defined Terms 51

Section 6.2	Fixed Charge Coverage Ratio 51

Section 6.3	Senior Leverage Ratio 51

Section 6.4	Evidence of Compliance 52

ARTICLE 7 - CONDITIONS	52

Section 7.1	Conditions to Closing 52

Section 7.2	Conditions to Each Loan 52

Section 7.3	Searches 53

Section 7.4	Post-Closing Requirements 53

ARTICLE 8 - REGULATORY MATTERS	53

Section 8.1	Healthcare Permits 53

Section 8.2	FDA Regulatory Matters 54

ARTICLE 9 - SECURITY AGREEMENT	56

Section 9.1	Generally 56

Section 9.2	Representations and Warranties and Covenants Relating to Collateral 56

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 10 - EVENTS OF DEFAULT	59

Section 10.1	Events of Default 59

Section 10.2	Acceleration and Suspension or Termination of Revolving Loan Commitment 61

Section 10.3	UCC Remedies 61

Section 10.4	[Reserved] 63

Section 10.5	Default Rate of Interest 63

Section 10.6	Setoff Rights 63

Section 10.7	Application of Proceeds 63

Section 10.8	Waivers 64

Section 10.9	Injunctive Relief 66

Section 10.10	Marshalling; Payments Set Aside 66

ARTICLE 11 - AGENT	66

Section 11.1	Appointment and Authorization 66

Section 11.2	Agent and Affiliates 66

Section 11.3	Action by Agent 66

Section 11.4	Consultation with Experts 67

Section 11.5	Liability of Agent 67

Section 11.6	Indemnification 67

Section 11.7	Right to Request and Act on Instructions 67

Section 11.8	Credit Decision 68

Section 11.9	Collateral Matters 68

Section 11.10	Agency for Perfection 68

Section 11.11	Notice of Default 68

Section 11.12	Assignment by Agent; Resignation of Agent; Successor Agent 69

Section 11.13	Payment and Sharing of Payment 69

Section 11.14	Right to Perform, Preserve and Protect 72

Section 11.15	Additional Titled Agents 72

Section 11.16	Amendments and Waivers 72

Section 11.17	Assignments and Participations 73

Section 11.18	Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist 75

Section 11.19	Buy-Out Upon Refinancing 76

Section 11.20	Definitions 76

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 12 - MISCELLANEOUS	77

Section 12.1	Survival 77

Section 12.2	No Waivers 77

Section 12.3	Notices 78

Section 12.4	Severability 78

Section 12.5	Headings 78

Section 12.6	Confidentiality 78

Section 12.7	Waiver of Consequential and Other Damages 79

Section 12.8	GOVERNING LAW; SUBMISSION TO JURISDICTION 79

Section 12.9	WAIVER OF JURY TRIAL 80

Section 12.10	Publication; Advertisement 80

Section 12.11	Counterparts; Integration 80

Section 12.12	No Strict Construction 81

Section 12.13	Lender Approvals 81

Section 12.14	Expenses; Indemnity 81

Section 12.15	[Reserved] 82

Section 12.16	Reinstatement 82

Section 12.17	Successors and Assigns 82

Section 12.18	USA PATRIOT Act Notification 82

Section 12.19	Existing Agreements Superseded; Exhibits and Schedules. 83

ARTICLE 13 GUARANTY	83

Section 13.1	Guaranty 83

Section 13.2	Payment of Amounts Owed 83

Section 13.3	Certain Waivers by Guarantor 84

Section 13.4	Guarantor’s Obligations Not Affected by Modifications of Financing Documents 85

Section 13.5	Reinstatement; Deficiency 86

Section 13.6	Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy 86

Section 13.7	Maximum Liability 87

Section 13.8	Guarantor’s Investigation 87

Section 13.9	Termination 87

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT
THIS AMENDED AND RESTATED CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of August 30, 2013, by and among ALPHATEC HOLDINGS, INC., a Delaware corporation, ALPHATEC SPINE, INC., a California corporation, ALPHATEC INTERNATIONAL LLC, a Delaware limited liability company, ALPHATEC PACIFIC, INC. (also known as Kabushiki-Kaisha Alphatec Pacific), a Japanese company, and each additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively as “Borrowers”), the other Credit Parties listed on the signature pages hereof, MIDCAP FUNDING IV, LLC, a Delaware limited liability company, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
WHEREAS, Borrowers, Agent and certain Lenders are parties to that certain Credit, Security and Guaranty Agreement, dated as of June 7, 2012, as amended by that certain First Amendment to Credit, Security and Guaranty Agreement, dated as of February 26, 2013 (as so amended, and as otherwise amended, supplemented or otherwise modified prior to the date hereof, the “Original Credit Agreement”), pursuant to which Agent and certain Lenders agreed to make certain financing facilities available to Borrowers, including a revolving loan in the maximum principal amount of Forty Million Dollars ($40,000,000);
WHEREAS, in connection with the continued working capital and other needs of Borrowers and the other Credit Parties, Borrowers and the other Credit Parties have requested, among other things, that Agent and Lenders (i) make available to Borrowers a new term loan facility in the original principal amount of Thirty Three Million Dollars ($33,000,000), (ii) continue to make Revolving Loans to Borrowers, and (iii) amend certain other covenants and provisions of the Original Credit Agreement; and
WHEREAS, Agent and Lenders have agreed to the requests of Borrowers and the other Credit Parties on the terms and conditions set forth herein and in the other Financing Documents.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Original Credit Agreement in its entirety as follows:
ARTICLE 1 - DEFINITIONS

Section 1.1    Certain Defined Terms. The following terms have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
“Agent” means MidCap IV, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors of MidCap IV in such capacity.
“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Financing Documents” means any credit, loan, letter of credit or related documents which are, by their terms and by the terms of this Agreement, cross-defaulted with the Financing Documents, and for which a Credit Party hereunder is liable or contingently liable for payment or as security for which a Credit Party hereunder has pledged, assigned or subjected any assets to the Agent, a Lender or an Affiliate of the Agent or a Lender.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.
“Applicable Margin” means, (a) with respect to Revolving Loans and all other obligations (other than Term Loans), six percent (6.00%) and (b) with respect to the Term Loans, eight percent (8.00%).
“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Credit Party of any asset.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.
“Base Rate” means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.
“Borrower” and “Borrowers” mean the entities described in the first paragraph of this Agreement and each of their successors and permitted assigns.
“Borrower Representative” means Holdings, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9.
“Borrowing Base” means:
(a)    the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Domestic Eligible Accounts; plus
(b)    sixty percent (60%) multiplied by the lesser of: (i) Orderly Liquidation Value of the Domestic Eligible Inventory, or (ii) the value of the Domestic Eligible Inventory valued at the lower of first-in-first-out cost or market cost, after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Domestic Eligible Inventory; minus
(c)    the amount of any reserves and/or adjustments maintained by Borrowers in accordance with Section 4.14(f) hereof or otherwise provided for in this Agreement.
“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.
“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of any Borrower (or other securities convertible into such voting stock) representing 40% or more of the combined voting power of all voting stock of any Borrower, or (b) Holdings ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries; or (c) any “Change of Control”, “Change in Control”, or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.
“Closing Date” means the date of this Agreement.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
“Commitment Annex” means Annex A to this Agreement.
“Commitment Expiry Date” means August 30, 2016.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.
“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of “parent” Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) [Reserved]; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Credit Party to Agent, in form and substance satisfactory to the Agent, as amended and in effect from time to time.
“Credit Exposure” means, at any time, any portion of the Revolving Loan Commitment or Term Loan Commitment that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.
“Credit Party” means any Guarantor hereunder or under any other Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and “Credit Parties” means all such Persons, collectively.
“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person, (k) obligations arising under non-compete agreements, and (l) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.
“Deposit Account Control Agreement” means: (a) an agreement, in form and substance satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account, which agreement provides that (x) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (y) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including that Agent has a perfected Lien in each such Deposit Account and as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account or (b) with respect to financial institution incorporated or organized under the laws of a jurisdiction other than the United States or any state or other political subdivision thereof, an agreement, in form and substance satisfactory to Agent, among Agent, any Credit Party and such financial institution substantially similar to the agreement described in clause (a) above.
“Dollars” or “$” means the lawful currency of the United States.
“Domestic Eligible Account” means, subject to the criteria below, an Account of a US Credit Party, which (i) was generated in the Ordinary Course of Business, (ii) was generated originally in the name of a US Credit Party and not acquired via assignment or otherwise, (iii) [reserved], and (iv) Agent, in its good faith credit judgment and discretion, deems to be a Domestic Eligible Account. The net amount of a Domestic Eligible Account at any time shall be (a) the face amount of such Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s good faith credit judgment. Without limiting the generality of the foregoing, no Account shall be a Domestic Eligible Account if:

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

(a)    the Account remains unpaid more than one hundred and fifty (150) days past the claim or invoice date (but in no event more than one hundred and eighty (180) days after the applicable goods or services have been rendered or delivered);
(b)    the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable US Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;
(c)    if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
(d)    if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(e)    if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;
(f)    the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a continuing first priority Lien on such Account;
(g)    the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(h)    the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(i)    more than forty percent (40%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);
(j)    without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Domestic Eligible Accounts under this Agreement for any reason;
(k)    the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) of the net amount of all Domestic Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible);
(l)    any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;
(m)    the Account is unbilled for more than thirty (30) days after the date of service or has not been invoiced to the Account Debtor within thirty (30) days after the date of service in accordance with the procedures and requirements of the applicable Account Debtor; provided, however, that Accounts that are unbilled or not invoiced shall be properly recorded on Borrowers’ accounting systems at all times; and provided, further, for the avoidance of

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doubt, that Accounts that are unbilled for thirty (30) or fewer days from the date of service shall not be ineligible pursuant to this clause (m);
(n)    the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement;
(o)    the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;
(p)    [Reserved];
(q)    the Account is payable in a currency other than United States dollars;
(r)    the Account Debtor is an individual;
(s)    the US Credit Party owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(t)    the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible); or
(u)    the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien.
“Domestic Eligible Inventory” means Inventory owned by a US Credit Party and acquired and dispensed by such US Credit Party in the Ordinary Course of Business that Agent, in its good faith credit judgment and discretion, deems to be Domestic Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Domestic Eligible Inventory if:
(a)    such Inventory is not owned by a US Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such US Credit Party’s performance with respect to that Inventory);
(b)    such Inventory is placed on consignment or is in transit;
(c)    such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent;
(d)    such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;
(e)    such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work In Process;
(f)    such Inventory is not subject to a first priority Lien in favor of Agent;

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(g)    such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to US Credit Parties or their business, operations or assets;
(h)    such Inventory is not covered by casualty insurance acceptable to Agent;
(i)    any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;
(j)    such Inventory is located (i) outside of the continental United States, or (ii) on premises where the aggregate amount of all Inventory (valued at cost) of US Credit Parties located thereon is less than $50,000;
(k)    such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Agent;
(l)    such Inventory consists of (i) discontinued items, (ii) slow-moving or excess items held in inventory, or (iii) used items held for resale;
(m)    such Inventory does not consist of finished goods provided, however that stainless steel, titanium or polyetheretherketone shall not be ineligible pursuant to this clause (m);
(n)    such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);
(o)    such Inventory has an expiration date within the next three (3) months;
(p)    [Reserved];
(q)    such Inventory is held for rental or lease by or on behalf of US Credit Parties; or
(r)    such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement prohibits or unreasonably restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory.
Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.
“Domestic Subsidiary” means any Subsidiary of Holdings incorporated or organized under the laws of the United States or any state or other political subdivision thereof.
“Draw Period Termination Date” means May 30, 2014.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation

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and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Event of Default” has the meaning set forth in Section 10.1.
“FDA” means the U.S. Food and Drug Administration.
“Fee Letter” means, collectively, one or more letter agreements between Agent and Borrower relating to fees payable to Agent, for its own account, in connection with this Agreement and/or any other Financing Document and/or amendment to any of the foregoing, including the Amended and Restated Fee Letter, dated as of the date hereof, between Agent and Borrowers.
“Financing Documents” means this Agreement, any Notes, the Security Documents, the Fee Letter, any Borrowing Base Certificate, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other certificates, documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.
“Foreign Subsidiary” means any Subsidiary of Holdings that is not a Domestic Subsidiary.
“French Subsidiary” means each of Scient’x S.A.S. and Surgiview, S.A.S.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or, for any Foreign Subsidiary, agencies with similar functions of comparable stature and authority within such foreign jurisdiction), which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts,

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documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Credit Party that has executed or delivered, or shall in the future execute or deliver, this Agreement as a Guarantor or any Guarantee of any portion of the Obligations. As of the Closing Date, each of the Persons listed on Exhibit A attached hereto and made a part hereof are Guarantors.
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale, distribution procurement, development, manufacture, production, analysis, dispensing, importation, exportation, use, handling, quality, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act and similar state and foreign laws, controlled substances laws, pharmacy laws, or

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consumer product safety laws, and all Laws pertaining to patient healthcare, patient healthcare information, rate setting, equipment, personnel, operating policies, fee splitting, or the like, as such Laws may be amended from time to time.
“Healthcare Permit” means a Permit (a) issued or required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries, and/or (b) issued or required under Healthcare Laws applicable to the ownership or operation of any business location of a Borrower.
“Holdings” mean Alphatec Holdings, Inc., a Delaware corporation.
“Instrument” means “instrument”, as defined in Article 9 of the UCC.
“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.
“Lender” means each of (a) each of MCF and MidCap IV, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.
“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) (i) one percent (1.5%) with respect to a Term Loan and (ii) zero percent (0%) with respect to a Revolving Loan, and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

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“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” has the meaning set forth in Section 2.6(b).
“Loan(s)” means the Term Loans, the Revolving Loans and each and every advance under the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import shall mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan.
“Lockbox” has the meaning set forth in Section 2.11.
“Lockbox Account” means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid, which account or accounts shall be, if requested by Agent, opened in the name of Agent (or a nominee of Agent).
“Lockbox Bank” has the meaning set forth in Section 2.11.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, (a) a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of any of the Credit Parties, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, (iv) the existence, perfection or priority of any security interest granted in any Financing Document, (v) the value of any material Collateral, or (vi) the use or scope of any Healthcare Permits; or (b) an impairment to the likelihood that any Domestic Eligible Accounts in general will be collected and paid in the Ordinary Course of Business of any Borrower and upon the same schedule and with the same frequency as such Borrowers’ recent collections history.
“Material Contracts” has the meaning set forth in Section 3.17.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MCF” means MidCap Financial, LLC, and its successors and assigns.
“MidCap IV” means MidCap Funding IV, LLC, and its successors and assigns.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.
“Notes” has the meaning set forth in Section 2.3.

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“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operative Documents” means the Financing Documents, Subordinated Debt Documents, and any documents effecting any purchase or sale or other transaction that is closing contemporaneously with the closing of the financing under this Agreement on the Closing Date.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.
“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement).
“Original Closing Date” means June 7, 2012.
“Original Credit Agreement” has the meaning set forth in the recitals hereto.
“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Credit Party to Agent, in form and substance satisfactory to the Agent, as amended and in effect from time to time.
“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.
“Payment Notification” means a written notification substantially in the form of Exhibit E hereto.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.
“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents

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and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted, including, without limitation, Healthcare Permits.
“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition: (a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Borrower or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, and (c) the non-exclusive license of patent rights granted to third parties in the Ordinary Course of Business for fair value consideration that does not result in a legal transfer of title to the licensed property.
“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) Borrowers have given prior written notice to Agent of a Borrower’s or its Subsidiary’s intent to so contest the obligation; (d) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (e) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $250,000 in the aggregate at any time outstanding; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; and (h) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $250,000 in the aggregate at any time outstanding.
“Permitted Debt” means: (a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt (other than purchase money Debt existing on the date of this Agreement and described on Schedule 5.1) not to exceed $2,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms); (e) [Reserved]; (f) Debt in the form of insurance premiums financed through the applicable insurance company; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (h) Subordinated Debt; (i) Permitted Intercompany Advances; and (j) Secured Permitted Intercompany Loans.

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“Permitted Distributions” means: (a) dividends or other distributions by any Subsidiary of any Borrower to such parent Borrower, including dividends or distributions required pursuant to Section 4.15; and (b) any repayments of or debt service on any Permitted Intercompany Advances described in clause (a), (b) or (d) of the definition thereof or any Secured Permitted Intercompany Loans.
“Permitted Intercompany Advances” means loans, guarantees or other Investments made by (a) a Credit Party to another Credit Party, (b) a Subsidiary of Holdings that is not a Credit Party to another Subsidiary of Holdings that is not a Credit Party; (c) a Subsidiary of Holdings that is not a Credit Party to a Credit Party so long as such loan, guaranty or other Investment is subordinated in right of payment to the Obligations on terms and conditions acceptable to Agent, and (d) a Credit Party to a Subsidiary of Holdings that is not a Credit Party (other than the transactions constituting Secured Permitted Intercompany Advances) so long as the aggregate amount of all such loans, guarantees and Investments outstanding under this clause (d) does not exceed $1,000,000 at any time.
“Permitted Investments” means: (a) Investments shown on Schedule 5.7 and existing on the Closing Date; (b) cash and cash equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, but the aggregate of all such loans outstanding may not exceed $250,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement; (h) Investments by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) Investments constituting Permitted Intercompany Advances; and (j) other Investments in an amount not exceeding $50,000 in the aggregate.
“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) [Reserved]; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (j) Liens granted by the French Subsidiaries in favor of the holder of any Secured Permitted Intercompany Loan to secure the obligations thereunder, and (k) Liens and encumbrances in favor of the holders of the Affiliated Financing Documents.
“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the

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name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of the Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.
“Permitted Transfers” means, with respect to Holdings only, the collective reference to one or more transfers, via a sale and not by pledge or hypothecation, which, in the aggregate during the term of this Agreement, result in a transfer of legal or beneficial ownership or control of up to 20% of the direct or indirect ownership or voting interests in the Borrowers or any Guarantor to a Person, (a) that is purchasing such ownership interest in a public offering registered with the SEC, or (b) other than a Blocked Person, that is (i) a venture capital investor so long as Borrowers have given Agent at least fifteen (15) days prior written notice of the identity of the assignees, together with such information as Agent shall deem necessary to confirm that such assignee is not a Blocked Person or (ii) at the time of such transfer, already a holder of direct or indirect ownership or voting interests in the Borrowers.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pledge Agreement” means that certain Pledge Agreement, dated as of June 7, 2012, by Alphatec Holdings, Inc. and Alphatec Spine, Inc. in favor of Agent, as amended, modified or otherwise supplemented from time to time.
“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan and such Lender’s right to receive payments of principal and interest with respect to the Term Loans, the Term Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s obligation to make Revolving Loans and such Lender’s right to receive the unused line fee described in Section 2.2(b)(ii), the Revolving Loan Commitment Percentage of such Lender, (c) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (d) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount and Term Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment or Term Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings or then outstanding principal advances of such Lender under the Term Loan, as applicable), by (ii) the sum of the Revolving Loan Commitment and Term Loan Commitment Amount (or, in the event the Revolving Loan Commitment or Term Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings or then outstanding principal advances of such Lenders under the Term Loan, as applicable) of all Lenders.
“Promissory Note” means any promissory note (as such term is defined in the UCC) which evidences any Secured Permitted Intercompany Loan or any loan, guarantee or other Investment described in clause (d) of the definition of Permitted Intercompany Advances.
“Required Lenders” means at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the sum of the aggregate Revolving Loan Commitment (or, if such Revolving Loan Commitment has been terminated, the aggregate outstanding principal balance of the Revolving Loans) and the Term Loan Commitment (or, if such Term Loan Commitment has been terminated, the aggregate outstanding principal balance of the Term Loans).
“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower acceptable to Agent.
“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity

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interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower (other than (A) payments of salaries and other employee benefits to individuals, (B) directors fees, (C) advances and reimbursements to employees or directors, all in the Ordinary Course of Business) and (D) the issuance of stock options or restricted stock to employees and board members so long as such Borrower or Subsidiary, as applicable, is not required to redeem any such stock before the Termination Date, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower, (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other Debt.
“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of zero).
“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.
“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.
“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.
“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.
“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.
“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
“Revolving Loan Outstandings” means, at any time of calculation, (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.
“Revolving Loans” has the meaning set forth in Section 2.1(b).
“SEC” means the United States Securities and Exchange Commission.

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“Secured Permitted Intercompany Loan” means any loan made by Spine or Holdings to a French Subsidiary so long as (a) the aggregate amount of all such loans made to the French Subsidiaries do not exceed, at any time, the lesser of (i) the amount of the Foreign Borrowing Base and (ii) the working capital needs of such French Subsidiary, (b) the aggregate amount of all such loans made to the French Subsidiaries is not less than $17,500,000, (c) each of the French Subsidiaries grants a security interest in its Accounts to secure such loans, and (d) such loans are evidenced by a Promissory Note which is endorsed, assigned and delivered to Agent pursuant to Section 9.2(h).
“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.
“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
“Security Document” means this Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, any Patent Security Agreement, any Trademark Security Agreement, any Copyright Security Agreement, the Pledge Agreement and any other agreement, certificate, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Spine” means Alphatec Spine, Inc., a California corporation.
“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordination Agreement” means each agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors

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of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.
“Taxes” has the meaning set forth in Section 2.8.
“Term Lender” means each Lender having a Term Loan Commitment Amount in excess of zero.
“Term Loan” has the meaning set forth in Section 2.1(a)(i).
“Term Loan Borrowing” means a borrowing of a Term Loan.
“Term Loan Commitment” means the sum of each Lender’s Term Loan Commitment Amount, which in the aggregate is equal to Thirty-Three Million Dollars ($33,000,000).
“Term Loan Commitment Amount” means, (a) as to any Lender that is a Lender on the Closing Date, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Amount”, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loans outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) as to any Lender that becomes a Lender after the Closing Date, the amount of the “Term Loan Commitment Amount(s)” of other Lender(s) assigned to such new Lender pursuant to the terms of the effective assignment agreement(s) pursuant to which such new Lender shall become a Lender, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loans outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.
“Term Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Term Loan Commitment Amount of such Lender on such date divided by the Term Loan Commitment on such date.
“Termination Date” means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Credit Party to Agent, in form and substance satisfactory to the Agent, as amended and in effect from time to time.
“UCC” means the Uniform Commercial Code of the State of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“United States” means the United States of America.
“US Credit Party” means each Credit Party incorporated or organized under the laws of the United States or any state or other political subdivision thereof.

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“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.
Section 1.2    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein.
Section 1.3    Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable.
Section 1.4    Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.
ARTICLE 2    - LOANS
Section 2.1    Loans.
(a)    Term Loans.
(i)    Term Loan Amounts. On the terms and subject to the conditions set forth herein, the Lenders severally hereby agree to make to Borrowers a term loan in an aggregate original principal amount

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equal to the Term Loan Commitment (“Term Loan”). Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. The Term Loan shall be available in two tranches. The first tranche shall be in an amount equal to Twenty-Eight Million Dollars ($28,000,000.00) and shall be advanced on the Closing Date. The second tranche shall be in an amount equal to Five Million Dollars ($5,000,000.00) and shall be available to be advanced in a single advance on a Business Day prior to the Draw Period Termination Date. Borrowers shall deliver to Agent a Notice of Borrowing with respect to the second tranche Term Loan advance, such Notice of Borrowing to be delivered no later than noon (Eastern time) thirty days prior to such proposed borrowing.
(ii)    Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.
(A)    There shall become due and payable, and Borrowers shall repay the Term Loan through, scheduled payments as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth above, the outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Termination Date.
(B)    There shall become due and payable and Borrowers shall prepay the Term Loan in the following amounts and at the following times:
(i)    Unless Agent shall otherwise consent in writing, on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $25,000 with respect to assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;
(ii)    an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;
(iii)    unless Agent shall otherwise consent in writing, upon receipt by any Credit Party of the proceeds of any Asset Disposition (other than Permitted Asset Dispositions), an amount equal to one hundred percent (100%) of the net cash proceeds of such asset disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations; and
(iv)    unless Agent shall otherwise consent in writing, upon receipt by any Credit Party of any extraordinary receipts or the proceeds from the incurrence of Debt (other than Permitted Debt) or issuance and sale of any Debt or equity securities, an amount equal to one hundred percent (100%) of such extraordinary receipts, or such lesser portion as Agent shall elect to apply to the Obligations.
Notwithstanding the foregoing and so long as no Event of Default or Default then exists: (1) any such casualty proceeds in excess of $250,000 (other than with respect to Inventory and any real property, unless Agent shall otherwise elect) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to replace or repair any assets in respect of which such proceeds were paid so long as (x) prior to the receipt of such proceeds, Borrowers have delivered to Agent a reinvestment plan detailing such replacement or repair acceptable to Agent in its reasonable

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discretion and (y) such proceeds are deposited into an account with Agent promptly upon receipt by such Borrower; and (2) proceeds of personal property asset dispositions (other than Permitted Asset Dispositions) may be used by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to purchase new or replacement assets of comparable value, provided, however, that such proceeds are deposited into an account with Agent promptly upon receipt by such Borrower. All sums held by Agent pending reinvestment as described in subsections (1) and (2) above shall be deemed additional collateral for the Obligations and such sums may be commingled with the general funds of Agent.
(C)    Borrowers may from time to time, with at least two (2) Business Days prior delivery to Agent of an appropriately completed Payment Notification, prepay the Term Loan in whole or in part; provided, however, that each such prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 and shall be accompanied by any prepayment fees required hereunder.
(iii)    All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the Obligations in inverse order of maturity. The monthly payments required under Schedule 2.1 shall continue in the same amount (for so long as the Term Loan and/or (if applicable) any advance thereunder shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan each of which such advances has a separate amortization schedule of principal payments under Schedule 2.1 attached hereto, each prepayment of the Term Loan shall be applied by Agent to reduce and prepay the principal balance of the earliest-made advance then outstanding in the inverse order of maturity of the scheduled payments with respect to such advance until such earliest-made advance is paid in full (and to the extent the total amount of any such partial prepayment shall exceed the outstanding principal balance of such earliest-made advance, the remainder of such prepayment shall be applied successively to the remaining advances under the Term Loan in the direct order of the respective advance dates in the manner provided for in this sentence).
(iv)    LIBOR Rate.
(A)     Except as provided in subsection (C) below, the Term Loan shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a

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statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to maintain Loans bearing interest based upon the LIBOR Rate or to continue such maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender, (I) in the case of the pro rata share of the Term Loan held by such Lender and then outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Term Loan, and interest upon such portion thereafter shall accrue interest at the Base Rate plus the Applicable Margin, and (II) such portion of the Term Loan shall continue to accrue interest at the Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Term Loan at the LIBOR Rate.
(D)    Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.
(b)    Revolving Loans.
(i)    Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and discretion, such reserves are necessary.
(ii)    Mandatory Revolving Loan Repayments and Prepayments.
(A)    The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto.
(B)    If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess.

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(C)    Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.
(iii)    Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part.
(iv)    LIBOR Rate.
(A)     Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.
(B)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.
(C)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II)  such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.
(D)    Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

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(c)    Reserved.
Section 2.2    Interest, Interest Calculations and Certain Fees.
(a)    Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans or any Term Loan shall be subject to a six (6) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.
(b)    Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) [***] per annum. Such fee is to be paid monthly in arrears on the first day of each month.
(c)    Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in the Fee Letter.
(d)    Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by [***]. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.
(e)    Prepayment Fee. If the Term Loans are prepaid at any time, in whole, for any reason (whether by voluntary prepayment by Borrowers, by reason of the occurrence of an Event of Default or otherwise), or if the Term Loan shall become accelerated and due and payable in full, Borrowers shall pay to Agent, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee shall be equal to [***] of the sum of (i) the amount then being prepaid plus (ii) to the extent that the Term Loan Commitment is terminated in connection with such a prepayment, the amount of the Term Loan Commitment that will not be funded by reason of its termination. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.
(f)    Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers.
(g)    Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees incurred for incoming and outgoing wires made for the account of Borrowers, which such fees will be in an amount equal to the expenses incurred by Agent in making any such wire.
(h)    Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing

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Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.
(i)    Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
Section 2.3    Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount or Term Loan Commitment Amount.
Section 2.4    [Reserved]
Section 2.5    [Reserved]
Section 2.6    General Provisions Regarding Payment; Loan Account.
(a)    All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day. In the absence of receipt by Agent of a written designation by Borrower Representative, at least two (2) Business Days prior to such prepayment, that such prepayment is to be applied to a Term Loan, Borrowers and each Lender hereby authorize and direct Agent, subject to the provisions of Section 10.7 hereof, to apply such prepayment against then outstanding Revolving Loans, and second, if no Revolving Loans are then outstanding, pro rata against all outstanding Term Loans in accordance with the provisions of Section 2.1(a)(iii); provided, however, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.1(a)(ii) and shall be fully authorized by Borrowers and each Lender to make corresponding Loan Account reversals in respect thereof.
(b)    Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any

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Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7    Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8    Taxes; Capital Adequacy.
(a)    All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdictions under which Agent or such Lender is organized or conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder) (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.
(b)    If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

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(c)    Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding and income Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law.
(d)    If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.
(e)    If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.9    Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and Borrowing Base Certificates, and giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers

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under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Agent and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
Section 2.10    Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)    Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)    Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

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(c)    Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by either Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all surety defenses being hereby waived by each Borrower. Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.
(d)    Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)    The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

“Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11    Collections and Lockbox Account.
(a)    Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution designated from time to time by Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. Borrowers shall ensure that all collections of Accounts (other than Accounts for which the Account Debtor is a Governmental Account Debtor) are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below.
(b)    All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.
(c)    Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.
(d)    Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.
(e)    To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers. If any funds received by any Borrower are commingled with other funds of the Borrowers, or are required to be deposited to a Lockbox or Lockbox Account and are not so deposited within two (2) Business Days, then Borrower shall pay to Agent, for its own account and not for the account of any other Lenders, a compliance fee equal to $500 for each day that any such conditions exist.
(f)    Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations

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under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
(g)    Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.
(h)    If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s officers (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.
(i)    Borrowers shall maintain in one or more Deposit Accounts, each of which shall be held in the name of a Borrower in a bank or financial institution located in the United States and subject to Deposit Account Control Agreement (i) at all times prior to December 31, 2013, at least [***] of the cash held by Holdings and its Subsidiaries and (ii) at all times thereafter, at least [***] of the cash held by Holdings and its Subsidiaries.
Section 2.12    Termination; Restriction on Termination.
(a)    Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)    Termination by Borrowers. Upon at least thirty (30) days’ prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.2(d). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)    Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2(d) resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by

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any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.
ARTICLE 3    - REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Credit Party hereby represents and warrants to Agent and each Lender that:
Section 3.1    Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing (or the local equivalent) under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2    Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.
Section 3.3    Binding Effect. Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
Section 3.4    Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Holdings) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Holdings) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.
Section 3.5    Financial Information. All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2011, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Section 3.6    Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing (including disclosures pursuant to Section 4.1(e) and Section 4.9 or otherwise, it being understood that any such disclosures shall not act as a consent or waiver of any Default or Event of Default arising under Section 4.9, Section 10.1(h) or any other provision of this Agreement), there is no Litigation pending against, or to such Credit Party’s knowledge threatened against or affecting, any Credit Party or, to such Credit Party’s knowledge, any party to any Operative Document other than a Credit Party. Other than (i) the securities class action complaint filed in the United States District Court for the Southern District of California; (ii) the derivative lawsuit in the Superior Court of California, San Diego County; and (iii) the Orthotec Matter (each as disclosed on Schedule 3.6), there is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.
Section 3.7    Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
Section 3.8    No Default. No Event of Default, or to such Credit Party’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9    Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.
Section 3.10    Regulated Entities. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11    Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
Section 3.12    Compliance With Laws; Anti-Terrorism Laws.
(a)    Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)    None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked

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Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
Section 3.13    Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
Section 3.14    Compliance with ERISA.
(a)    Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No US Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each US Credit Party is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any US Credit Party of any material liability, fine or penalty. No US Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any US Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no US Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no US Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
Section 3.15    Consummation of Operative Documents; Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Section 3.16    Related Transactions. All transactions contemplated by the Operative Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.17    Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3.17 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date, no Credit Party is a party to (a) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended or (b) any other agreements or instruments, the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect or result in liabilities to such Credit Party in excess of $500,000 in any calendar year. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party).
Section 3.18    Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:
(a)    no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such US Credit Party’s knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any US Credit Party of any Environmental Law, (ii) alleged failure by any US Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and
(b)    no property now owned or leased by any US Credit Party and, to the knowledge of each US Credit Party, no such property previously owned or leased by any US Credit Party, to which any US Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such US Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such US Credit Party, other investigations which may lead to claims against any US Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
Section 3.19    Intellectual Property. Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party. All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19. Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefore) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefore), lists the name of such licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed, and copies of all such agreements have been provided to Agent. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefore) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not such sue third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or other property. To such Credit Party’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.
Section 3.20    Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Operative Documents, each Borrower and each additional Credit Party is Solvent.
Section 3.21    Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by any Credit Party (or its agents) have been prepared on the basis of the assumptions stated therein. Such projections represent such Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that the Credit Parties can give no assurance that such projections will be attained.
Section 3.22    Interest Rate. The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents, or any of the Operative Documents.
Section 3.23    Subsidiaries. The Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities except for (i) the Subsidiaries or (ii) Permitted Investments.
ARTICLE 4    - AFFIRMATIVE COVENANTS
Each Credit Party agrees that, so long as any Credit Exposure exists:
Section 4.1    Financial Statements and Other Reports. Holdings will deliver to Agent: (a) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Holdings’ and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Agent; (b) promptly following the reasonable request of Agent, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Credit Parties with respect to the payroll period(s) occurring during such month; (c) as soon as available, but no later than ninety (90) days after the last day of Holdings’ fiscal year, audited consolidated financial statements, including, without limitation, a cash flow statement, prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (d) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC, unless such reports or other filings are otherwise available on the public website of the SEC (www.SEC.gov); (e) (i) on a quarterly basis, that certain litigation letter or disclosure statement delivered to Holdings’ independent public accountants at substantially the same time such letter or disclosure statement is delivered to Holdings’ independent public accountants and (ii) a prompt report of any legal actions pending or threatened against any Borrower or any of its Subsidiaries that could (A) reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000) or more, (B) if adversely decided could reasonably be expect to have a Material Adverse Effect or (C) in any manner draws into

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question the validity of any of the Operative Documents; (f) prompt written notice of an event that has had or reasonably could be expected to have a Material Adverse Effect on the value of any Intellectual Property; and (g) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request. Each Borrower will, within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement. Promptly upon their becoming available, Borrowers shall deliver to Agent copies of all Material Contracts. Each Borrower will, within ten (10) days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date). Borrowers shall, every ninety (90) days on a schedule to be designated by Agent, and at such other times as Agent shall request, deliver to Agent a schedule of Domestic Eligible Accounts denoting, for the thirty (30) largest Account Debtors during such quarter, such Account Debtor’s credit rating(s), if any, as rated by A.M. Best Company, Standard & Poor’s Corporation, Moody’s Investors Service, Inc., FITCH, Inc. or other applicable rating agent.
Section 4.2    Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
Section 4.3    Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each of Alphatec Holdings International C.V., Cooperatie Alphatec Holdings Europa U.A., and each other Subsidiary that (i) owns assets, the aggregate value of which exceeds $25,000 at any time or (ii) has Accounts or Inventory that has been included in the calculation of the current Borrowing Base, to preserve, renew and keep in full force and effect and in good standing (or the local equivalent), their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.
Section 4.4    Maintenance of Property; Insurance.
(a)    Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
(b)    Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.

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(c)    Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may request from time to time, pursuant to the Insurance Requirements attached hereto as Schedule 4.4; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.
(d)    On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Borrowers shall deliver to Agent and the Lenders (i) [Reserved], (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) at least 60 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.
(e)    In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.
Section 4.5    Compliance with Laws and Material Contracts. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral.
Section 4.6    Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of Agent (at the sole cost of the applicable Borrower or Subsidiary) and of any Lender (at the sole cost of such Lender, unless such visit or inspection is made concurrently with Agent, in which case such visit shall be at the sole cost of the applicable Borrower or Subsidiary) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent

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public accountants as often as may reasonably be desired. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Default or any time during which Agent reasonably believes a Default exists.
Section 4.7    Use of Proceeds. Borrowers shall use the proceeds of the Term Loan solely for (a) transaction fees incurred in connection with the Financing Documents, (b) refinancing on the Closing Date of Debt, including repayment of certain Revolving Loans outstanding immediately prior to the Closing Date, and (c) for working capital needs of Borrowers and their Subsidiaries as permitted hereunder. Borrowers shall use the proceeds of Revolving Loans solely for (i) transaction fees incurred in connection with the Financing Documents, and (ii) for working capital needs of Borrowers and their Subsidiaries as permitted hereunder. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use or the purchase of margin stock.

Section 4.8    Estoppel Certificates. After written request by Agent, Borrowers, within thirty (30) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default. After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a certificate, signed by a Responsible Officer of Borrowers, updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such certificate, are true, accurate and complete as of the date of such certificate.
Section 4.9    Notices of Litigation and Defaults. In addition to, but not in duplication of the information required to be delivered pursuant to Section 4.1(e), Borrowers will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to any Material Contract, or if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party, (e) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property Rights of others, and (f) of all returns, recoveries, disputes and claims related to the Collateral could reasonably be expected to result in costs in excess of $500,000.
Section 4.10    Hazardous Materials; Remediation.
(a)    If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property

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by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.
(b)    Borrowers will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
Section 4.11    Further Assurances.
(a)    Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations. Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Agent a duly completed and executed supplement to the applicable Credit Party’s Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto, and (y) at the request of Agent, following the disclosure by Borrowers on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, Borrowers shall execute any documents requested by Agent to establish, create, preserve, protect and perfect a first priority lien in favor of Agent, to the extent legally possible, in such Borrower’s rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Agent of a Lien on such Borrower’s rights as licensee under such license.
(b)    Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(c)    Upon the formation or acquisition of a new Subsidiary or at the request of the Agent or Required Lenders, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other

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Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by the Agent, in each case, in form and substance satisfactory to the Agent.
(d)    Upon the request of Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the Borrowing Base, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.
Section 4.12    [Reserved].
Section 4.13    Power of Attorney. Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14    Borrowing Base Collateral Administration.
(a)    All data and other information relating to Accounts or other intangible Collateral shall, at all times, be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.
(b)    Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.
(c)    Borrowers will conduct cycle counts of the Inventory on a regular basis, and Borrowers shall, at such times as Agent requests (but no more than twice per year) provide to Agent a written accounting of such cycle

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counts in form and substance satisfactory to Agent. Borrower will maintain, at all times, and in good order a perpetual inventory system, substantially similar to that in effect on the Closing Date. Each Borrower will use commercially reasonable efforts to, at all times, keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries.
(d)    In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory, Intellectual Property and Equipment owned by each Borrower or any Subsidiaries.
(e)    Borrowers will use commercially reasonable efforts to, at all times, keep its Equipment in good repair and physical condition. In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Equipment owned by each Borrower or any Subsidiaries.
(f)    Borrowers will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, reserves for excess and obsolete Inventory calculated in a manner substantially similar to the calculation method utilized on the Closing Date.
Section 4.15    Payment of Dividends. Following (a) the occurrence and continuation of an Event of Default and (b) the exercise by Agent of any right, option or remedy provided for hereunder, under any Financing Document or at law or in equity, Borrowers shall cause each of the Foreign Subsidiaries to declare and pay to the Borrowers the maximum amount of dividends and other distributions in respect of its capital stock or other equity interest legally permitted to be paid by each such Foreign Subsidiary; provided that such Foreign Subsidiaries shall be able to retain for working capital purposes such other amounts used by the Foreign Subsidiaries in the Ordinary Course of Business and as are reasonable necessary for its operations based on its current projections, as provided to the Agent pursuant to Section 4.1.
ARTICLE 5    - NEGATIVE COVENANTS
Each Borrower agrees that, so long as any Credit Exposure exists:
Section 5.1    Debt; Contingent Obligations. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
Section 5.2    Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3    Restricted Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.
Section 5.4    Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay or make Restricted Distributions to any Borrower or any Subsidiary; (ii) pay

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any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.
Section 5.5    Payments and Modifications of Subordinated Debt. Borrower will not, and will not permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrower, any Subsidiaries, Agents or Lenders. Borrower shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.
Section 5.6    Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions and other dispositions approved by Agent. No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor other than Permitted Transfers with respect to such Persons.
Section 5.7    Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.
Section 5.8    Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for (x) transactions that are disclosed to and approved by Agent in advance of being entered into, (y) transactions which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, or (z) transactions constituting Permitted Intercompany Advances or Secured Permitted Intercompany Loans, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.
Section 5.9    Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10    Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, if: (a) such amendment or modification  is contrary to the terms of this Agreement or any other Financing Document; (b) such amendment or modification could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; or (c) the net effect of such amendment or modification is adverse in any material respect to any Loan Party, Agent or Lenders. Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution

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form copy of amendments or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Agent.
Section 5.11    Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto. No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).
Section 5.12    Lease Payments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.
Section 5.13    Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 5.14    Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts. No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent. With respect to each Deposit Account or Securities Account opened in the United States, upon request of Agent, such Borrower or such Subsidiary shall and shall cause the bank, financial institution or securities intermediary at which the account is to be opened to enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Borrowers represent and warrant that Schedule 5.14 (as such Schedule may be updated from time to time to reflect changes resulting from the establishment of new Deposit Accounts or Securities Accounts pursuant to this Section 5.14) lists all of the Deposit Accounts and Securities Accounts of each Borrower and its Subsidiaries. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to (1) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Agent by Borrowers as such; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account and (2) Deposit Accounts or Securities Accounts maintained at a bank, financial institution or securities intermediary outside the United States.
Section 5.15    Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any

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transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
ARTICLE 6    - FINANCIAL COVENANTS
Section 6.1    Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:
“Defined Period” means, for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Leverage Ratio for any given calendar month, the twelve (12) month period immediately preceding any such calendar month.
“EBITDA” has the meaning provided in the Compliance Certificate.
“Fixed Charge Coverage Ratio” means, for any Defined Period, the ratio of (a) Operating Cash Flow to (b) Fixed Charges.
“Fixed Charges” has the meaning provided in the Compliance Certificate.
“Operating Cash Flow” has the meaning provided in the Compliance Certificate.
“Senior Debt” means an amount equal to the total aggregate amount of all senior Debt of the Credit Parties (including, without limitation, the Obligations hereunder and Debt under capitalized leases).
“Senior Leverage Ratio” means, for any Defined Period, the ratio of (a) Senior Debt to (b) EBITDA.
Section 6.2    Fixed Charge Coverage Ratio. Borrowers will not permit the Fixed Charge Coverage Ratio for any Defined Period, as tested monthly, (i) to be less than 1.00 to 1.00 for each month that is the last month of a Fiscal Quarter and (ii) to be less than 0.75 to 1.00 for each month other than a month that is the last month of a Fiscal Quarter.
Section 6.3    Senior Leverage Ratio. Borrowers will not permit the Senior Leverage Ratio for any Defined Period, as tested monthly, (i) to be greater than 3.5 to 1.00 for each month that is the end of a Fiscal Quarter and (ii) to be greater than 4.0 to 1.00 for each month other than a month that is the end of a Fiscal Quarter.
Section 6.4    Evidence of Compliance. Borrowers shall furnish to Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, a Compliance Certificate as evidence of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Borrowers’ calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.
ARTICLE 7    - CONDITIONS
Section 7.1    Conditions to Closing. The obligation of each Lender to make the initial Term Loans and to make an additional Revolving Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on Schedule 7.1, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:
(a)    the payment of all fees, expenses and other amounts due and payable under each Financing Document;

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(b)    since December 31, 2011, the absence of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party or any seller of any assets or business to be purchased by any Borrower contemporaneous with the Closing Date, or any event or condition which could reasonably be expected to result in such a material adverse change; and
(c)    the receipt of an updated Borrowing Base Certificate, prepared as of the Closing Date.
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Operative Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.
Section 7.2    Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan, is subject to the satisfaction of the following additional conditions:
(a)    in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing and updated Borrowing Base Certificate, and in the case of a Term Loan Borrowing, receipt by Agent of a Notice of Borrowing;
(b)    with respect to each Term Loan Borrowing, Borrowers shall provide a Compliance Certificate demonstrating, to the reasonable satisfaction of Agent, that, as of the proposed date of any funding of a Term Loan, Borrower, on a pro forma basis after giving effect to the proposed Term Loan Borrowing, the Senior Leverage Ratio shall be less than 3.5:1.0.
(c)    the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
(d)    the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;
(e)    the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;
(f)    the fact that no change in the condition (financial or otherwise), properties, business, prospects, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement that has or could reasonably be expect to have a Material Adverse Effect; and
(g)    the continued compliance by Borrowers with all of the terms, covenants and conditions of Article 8 and, unless Agent shall elect otherwise from time to time, the absence of any fact, event or circumstance for which Borrower is required to give Agent notice under Article 8.
Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

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Section 7.3    Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
Section 7.4    Post-Closing Requirements. Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.
ARTICLE 8    - REGULATORY MATTERS
Section 8.1    Healthcare Permits.
(a)    Each Credit Party (i) has each Healthcare Permit and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the ownership, management and operation of the businesses of such Credit Party, and (ii) has no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect and Credit Parties are in material compliance with the terms and conditions of all such Healthcare Permits, except where failure to be in such compliance or for a Healthcare Permit to be valid and in full force and effect would not have a Material Adverse Effect.
(b)    Borrower will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all notifications, reports, submissions, Permit renewals and reports of every kind whatsoever required by applicable Laws (which reports will be materially accurate and complete in all respects and not misleading in any respect).
(c)    Borrower will maintain in full force and effect, and free from restrictions, probations, conditions or known conflicts which would materially impair the use or operation of any Credit Party, all Healthcare Permits necessary under Healthcare Laws to carry on the business of Borrowers as it is conducted on the Closing Date.
Section 8.2    FDA Regulatory Matters
(a)    Borrower has all Permits issued or allowed by the U.S. Food and Drug Administration (“FDA”) or any comparable governmental authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits (hereinafter “Permits”) that are required to conduct its business as currently conducted, or as proposed to be conducted. To the knowledge of Borrower, neither the FDA nor any comparable governmental authority is considering limiting, suspending, or revoking such Permits or changing the marketing classification or labeling or other significant parameter affecting the products of the Borrower. To the knowledge of Borrower, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental

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authority. The Borrower has fulfilled and performed their obligations under each Permit, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Permit. To the knowledge of Borrower, any third party that is a manufacturer or contractor for the Borrower is in compliance with all Permits required by the FDA or comparable governmental authority and all Public Health Laws insofar as they reasonably pertain to the manufacture of product components or products regulated as medical devices and marketed or distributed by the Borrower.
(b)    All products designed, developed, manufactured, prepared, assembled, packaged, tested, labeled, distributed or marketed by or on behalf of Borrower that are subject to the jurisdiction of the FDA or a comparable governmental authority have been and are being designed, developed, tested, manufactured, prepared, assembled, packaged, distributed, labeled and marketed in compliance with the Healthcare Laws and all other applicable Laws, statutes, ordinances, rules and regulations (each a “Requirement of Law”), including, without limitation, clinical and non-clinical evaluation, product approval or clearance, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls, and adverse event reporting, and have been and are being tested, investigated, designed, developed, manufactured, prepared, assembled, packaged, labeled, distributed, marketed, and sold in compliance with all applicable Requirements of Law.
(c)    Borrower is not subject to any obligation arising under an administrative or regulatory action, proceeding, or inspection by a governmental authority, including the FDA, warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable governmental authority. There is no act, omission, event, or circumstance of which Borrower has knowledge that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Borrower and, to Borrower’s knowledge, Borrower has no liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by Borrower in its product development efforts, submissions, record keeping and reports to the FDA or any other comparable governmental authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower, there are no civil or criminal proceedings relating to Borrower or any officer, director or employee of Borrower that involve a matter within or related to the FDA’s any other comparable governmental authority’s jurisdiction.
(d)    As of the Closing Date, Borrower is not undergoing any inspection related to any activities or products of the Borrower that are subject to Healthcare Laws, or any other governmental authority investigation.
(e)    During the period of six calendar years immediately preceding the Closing Date, Borrower has not introduced into commercial distribution any products manufactured by or on behalf of Borrower or distributed any products on behalf of another manufacturer that were upon their shipment by Borrower adulterated or misbranded in violation of 21 U.S.C. § 331. Borrower has not received any notice or communication from the FDA or comparable governmental authority alleging material noncompliance with any Requirement of Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any product; (ii) a change in the labeling of any product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened against Borrower.
(f)    Neither Borrower nor any of its respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or

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Medicaid) or any other federal program or (ii) have received notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of Borrower, no employee or agent of a Borrower, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA or any other comparable governmental authority; (bb) failed to disclose a material fact required to be disclosed to the FDA or any other comparable governmental authority; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other comparable governmental authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(g)    Borrower has not granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products to any other person nor is it bound by any agreement that affects Borrower’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products.
(h)    Except as set forth on Schedule 8.2(h), (i) Borrower and its respective contract manufacturers are, and have been for the past six calendar years, in compliance with, and each of its products in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) Borrower is in compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable governmental authority pertaining to the reporting of adverse events and recalls involving any of Borrower’s products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iii) Borrower’s products are and have been labeled, promoted, and advertised in accordance with their Permit or within the scope of an exemption from obtaining such Permit, and (iv) Borrower’s establishments are registered with the FDA, as applicable, and each product of a Borrower, if any, is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.
ARTICLE 9    - SECURITY AGREEMENT
Section 9.1    Generally.
(a)    As security for the payment and performance of the Obligations, and for the payment and performance of all obligations under the Affiliated Financing Documents (if any), and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns and grants to Agent, for the benefit of itself and Lenders, a continuing first priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.
(b)    Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements (or, with respect to any Credit Party organized under the laws of a jurisdiction other than the United States or any jurisdiction thereof, the local equivalent, if any) relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Credit Party now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party

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also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
Section 9.2    Representations and Warranties and Covenants Relating to Collateral.
(a)    Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of any Credit Party regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Credit Party or Credit Parties have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by such Credit Party, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(b)    Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, as applicable, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC, if applicable, and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.
(c)    As of the Closing Date, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4) and the Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).
(d)    No Credit Party shall take any of the following actions or make any of the following changes unless the Credit Parties have given at least thirty (30) days prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

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(e)    No Credit Party shall adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent, such consent not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of the Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to the Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.
(f)    Except for Accounts and Inventory in an aggregate amount of $25,000, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Credit Parties’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Agent prior to the commencement of such possession or control. The Credit Parties have notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2. The Credit Parties shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.
(g)    The Credit Parties shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Agent, the Credit Parties shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. The Credit Parties shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.
(h)    As of the Closing Date or, if such Promissory Note is entered into after the Closing Date, within thirty (30) days of the date of such Promissory Note, each Credit Party shall endorse, assign and deliver each Promissory Note to the Agent, accompanied by such instruments of transfer or assignment duly executed in blank, in form and substance reasonably satisfactory to Agent. No Credit Party shall, without the prior written consent of Agent, (A) waive or release any obligation of any person that is obligated under any Promissory Note, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Promissory Notes, or (C)  assign or surrender its rights and interests under any Promissory Notes or terminate, cancel, modify, change, supplement or amend the Promissory Notes.
(i)    The Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.
ARTICLE 10    - EVENTS OF DEFAULT

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Section 10.1    Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(a)    (i) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and such failure continues for a period of five (5) days, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Section 2.11, Section 4.2(b), Section 4.4(c), Section 4.6, Article 5 and Article 6 and Section 7.4, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 of this Agreement and such failure continues for a period of five (5) days;
(b)    any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within fifteen (15) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;
(c)    any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d)    (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, to cause, Debt or other liabilities having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;
(e)    any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(f)    an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

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(g)    (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000;
(h)    one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of 1,000,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;
(i)    (x) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert or (y) any Lien granted by a French Subsidiary in favor of the holder of any Secured Permitted Intercompany Loan to secured the obligations thereunder shall at any time fail to constitute a valid and perfected Lien in the Accounts of such French Subsidiary;
(j)    the indictment of any Credit Party for a felony or any claim of fraud, misrepresentation or other crime of moral turpitude;
(k)    a default or event of default occurs under any Guarantee of any portion of the Obligations;
(l)    any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of a Subordination Agreement;
(m)    if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;
(n)    [Reserved];
(o)    there shall occur any default or event of default under the Affiliated Financing Documents or any Material Contract which results in a liability to any Borrower in excess of 5,000,000; or
(p)    the failure of Holdings to maintain Secured Permitted Intercompany Loans in favor of one or more existing Subsidiaries.
Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement two (2) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.

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All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2    Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment and Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.
Section 10.3    UCC Remedies.
(a)    Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)    the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)    the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
(iii)    the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;
(iv)    the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or
(v)    the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other

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matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.
(b)    Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)    Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.
(d)    Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.
Section 10.4    [Reserved]
Section 10.5    Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement.
Section 10.6    Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to

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apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.
Section 10.7    Application of Proceeds.
(a)    Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)    Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.
(c)    Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8    Waivers.
(a)    Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy,

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attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)    Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)    To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
(d)    Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.
(e)    Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event

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Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)    To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9    Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10    Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
ARTICLE 11    - AGENT
Section 11.1    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.
Section 11.2    Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and

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Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.
Section 11.3    Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4    Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.5    Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
Section 11.6    Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7    Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in

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good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8    Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9    Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Loan Commitment and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting personal property described herein (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described herein). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
Section 11.10    Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.
Section 11.12    Assignment by Agent; Resignation of Agent; Successor Agent.
(a)    Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

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(b)    Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.
(c)    Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.
Section 11.13    Payment and Sharing of Payment.
(a)    Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.
(i)    Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Revolving Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

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(ii)    On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.
(iii)    On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.
(iv)    On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.
(v)    It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.
(vi)    The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.
(b)    Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.
(c)    Return of Payments.
(i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without

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setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.
(ii)    If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(d)    Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.
(e)    Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
Section 11.14    Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15    Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary

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relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 11.16    Amendments and Waivers.
(a)    No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, that the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b)    In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)    if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or
(ii)    if the rights or duties of Agent are affected thereby, by Agent;
provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Term Loan Commitment, Revolving Loan Commitment Amount, Term Loan Commitment Amount, Revolving Loan Commitment Percentage, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
Section 11.17    Assignments and Participations.
(a)    Assignments.
(i)    Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may

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otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(ii)    From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(iii)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.
(iv)    Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(v)    Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the

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Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.
(c)    Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.
(d)    Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18    Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2, any Lender may deliver a notice

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to Agent stating that such Lender shall cease making Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loans Outstanding in excess of zero or Term Loans outstandings in excess of zero; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)    For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount and Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)    Except as provided in clause (a) above, the Revolving Loan Commitment Amount and Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be zero.
(c)    The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.
(d)    The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.
(e)    Agent shall have no right to make or disburse Revolving Loans or Term Loan advances for the account of any Non-Funding Lender pursuant to Section 11.13, or to assume that any Non-Funding Lender will fund its Pro Rata Share of any Revolving Loans requested by Borrower during such period.
(f)    Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.
(g)    To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.
Section 11.19    Buy-Out Upon Refinancing. MidCap IV shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.
Section 11.20    Definitions. As used in this Article 11, the following terms have the following meanings:
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of

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credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.
“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (i) the term “Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates, and (ii) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment or any unfunded portion of the Term Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment or Term Loan Commitment, or has been approved as an Eligible Assignee by Agent.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.
ARTICLE 12    - MISCELLANEOUS
Section 12.1    Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents. The provisions of Section 2.9 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 12.2    No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 12.3    Notices.
(a)    All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile

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number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).
(b)    Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 12.4    Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 12.5    Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 12.6    Confidentiality.
(a)    Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers’ advisors and officers on a need-to-know basis or as otherwise may be required by Law) without Agent’s prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and (iii) to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.
(b)    Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, and (v) to a Person that is a trustee, investment

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advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.
Section 12.7    Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 12.8    GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)    THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
(b)    EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
Section 12.9    WAIVER OF JURY TRIAL. EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN

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ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 12.10    Publication; Advertisement.
(a)    Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.
(b)    Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.
Section 12.11    Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 12.12    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 12.13    Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.
Section 12.14    Expenses; Indemnity
(a)    Borrowers hereby agree to promptly pay (i) all costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration

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of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto. If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.
(b)    Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.
(c)    Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY

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OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 12.15    [Reserved]
Section 12.16    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 12.17    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.
Section 12.18    USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.
Section 12.19    Existing Agreements Superseded; Exhibits and Schedules.
(a)    The Original Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed in amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Credit Agreement. It is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Credit Agreement which is evidenced by the notes provided for therein and secured by the Collateral. Any and all outstanding amounts under the Original Credit Agreement including, but not limited to principal, accrued interest, fees and other charges, as of the Closing Date shall be carried over and deemed outstanding under this Agreement.
(b)    Each Credit Party reaffirms its obligations under each Operative Document to which it is a party, including but not limited to the Security Documents and the schedules thereto.
(c)    Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Operative Documents secure the indebtedness, liabilities and obligations of the Credit Parties to Agent and the Lenders under the Original Credit Agreement, as amended and restated hereby, and that the term “Obligations” as used in the Operative Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers and the other Credit Parties to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement and the Notes to be delivered hereunder, if any, and under the Original Credit Agreement, as amended and restated hereby, as the same further may be amended, restated, supplemented and/or modified from time to time, and (ii) the grants of Liens under and pursuant to the Operative Documents shall continue unaltered, and each other Operative Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and all references in the any of the Operative Documents to the “Credit Agreement” shall be deemed to refer to this Amended and Restated Credit Agreement.

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ARTICLE 13    GUARANTY
Section 13.1    Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations. Each payment made by any Guarantor pursuant to this Section 13 shall be made in lawful money of the United States in immediately available funds.
Section 13.2    Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent or any holder of the Notes (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent or Lenders or the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Agreement or at law or equity shall be equally available to Agent and Lenders, and the choice by Agent or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent or Lenders from subsequently electing to exercise a different remedy.
Section 13.3    Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby:
(a)    waive notice of acceptance of this Agreement by Agent and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;
(b)    agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;
(c)    waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Lenders or the holder of the Notes;
(d)    waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;
(e)    waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;
(f)    waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;
(g)    waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;

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(h)    waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(i)    waive any defense based on an election of remedies by Agent or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;
(j)    waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;
(k)    waive any defense based on the negligence of Agent or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;
(l)    waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;
(m)    waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent or Lenders to collect any Obligations of such Guarantor to Agent or Lenders hereunder or to exercise any rights or remedies available to Agent or Lenders under the Financing Documents, at law, in equity or otherwise;
(n)    agree that neither Agent nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;
(o)    waive any obligation Agent or Lenders may have to disclose to such Guarantor any facts the Agent or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;
(p)    agree that neither Agent nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent or Lenders in enforcing any part of this Agreement;
(q)    waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;
(r)    waive any defense based on any change in the composition of Borrowers, and
(s)    waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.
For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent or Lenders, its officers, directors, employees,

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agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent or Lenders of the Obligations.
Section 13.4    Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s or Lenders’ compliance with the terms of this Section 13 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.
Section 13.5    Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent or Lenders had not been made, regardless of whether Agent or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.
Section 13.6    Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.
(a)    Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.

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(b)    Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney‑in‑fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.
Section 13.7    Maximum Liability. The provisions of this Section 13 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Section 13 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Section 13, then, notwithstanding any other provision of this Section 13 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 13.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 13.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 13.8    Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent nor any Lender has made and neither Agent nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Section 13 applies as specifically herein set forth, nor has Agent or any Lender or any officer, agent or employee of Agent or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties
Section 13.9    Termination. The provisions of this Section 13 shall remain in effect until the termination of the Revolving Loan Commitment hereunder and the payment and satisfaction in full, in immediately available funds, of all Loans and other Obligations and termination of this Agreement.
Section 13.10    Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	ALPHATEC HOLDINGS, INC., a Delaware corporation By:/s/ Michael O'Neill Name: Michael O'Neill Title: CFO
Address: 5818 El Camino Real Carlsbad, CA 92008 Attn: Michael O’Neill, Chief Financial Officer Facsimile: (760) 431-9083 E-Mail: moneill@alphatecspine.com
ALPHATEC SPINE, INC., a California corporation By: /s/ Michael O'Neill Name: Michael O'Neill Title: CFO

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ALPHATEC INTERNATIONAL LLC,
a Delaware limited liability company
By:/s/ Ebun S. Garner, Esq.

Name: Ebun S. Garner, Esq.

Title: General Counsel and SVP, Alphatec Holdings, Inc., General Partner Of Alphatec Holdings International C.V.

ALPHATEC PACIFIC, INC. a Japanese company By: /s/ Mitsuo Asai Name: Mitsuo Asai Title: President

AGENT:	MIDCAP FUNDING IV, LLC, as Agent By: /s/ Brett Robinson Name: Brett Robinson Title: Managing Director
Address: 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Alphatec transaction Facsimile: 301-941-1450

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Payment Account Designation: [Name of Bank] [Address of Bank] ABA #: ___-___-___ Account Name: MidCap Financial, LLC - Collections Account #: _________________________ Attention: Alphatec transaction
LENDER:	MIDCAP FINANCIAL, LLC, as Lender By: /s/ Brett Robinson Name: Brett Robinson Title: Managing Director
Address: 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Alphatec transaction Facsimile: 301-941-1450

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LENDER:	MIDCAP FUNDING IV, LLC, as Lender By: /s/ Brett Robinson Name: Brett Robinson Title: Managing Director
Address: 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Alphatec transaction Facsimile: 301-941-1450

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES
Annex A        Commitment Annex

EXHIBITS
Exhibit A        List of Guarantors
Exhibit B        Compliance Certificate
Exhibit C        Borrowing Base Certificate
Exhibit D        Notice of Borrowing
Exhibit E        Form of Payment Notification

SCHEDULES
Schedule 2.1        Amortization
Schedule 3.1        Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4        Capitalization
Schedule 3.6        Litigation
Schedule 3.17        Material Contracts
Schedule 3.18        Environmental Compliance
Schedule 3.19        Intellectual Property
Schedule 4.4        Insurance
Schedule 5.1        Debt; Contingent Obligations
Schedule 5.2        Liens
Schedule 5.7        Permitted Investments
Schedule 5.8        Affiliate Transactions
Schedule 5.11        Business Description
Schedule 5.14        Deposit Accounts and Securities Accounts
Schedule 7.1        Closing Deliverables
Schedule 7.4        Post-Closing Requirements
Schedule 8.2(h)        FDA Compliance
Schedule 9.1        Collateral
Schedule 9.2        Location of Collateral

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Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage
MidCap Financial, LLC	$40,000,000	100%	$33,000,000	100%
TOTALS	$40,000,000	100%	$33,000,000	100%

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Exhibit A to Credit Agreement (List of Guarantors)

As of the Closing Date, none.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Exhibit B to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE
This Compliance Certificate is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013, by and among the Borrower Representative and each of its Subsidiaries party thereto as “Borrowers”, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Financial, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)    the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;
(b)    I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;
(c)    except as noted on Schedule 2 attached hereto, Schedule 9.2 to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers or Guarantors currently conduct business, and Schedule 2 specifically notes any changes in the names under which Borrowers or Guarantors conduct business;
(d)    except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against the Borrowers, Guarantors or any Collateral, or (ii) any failure of the Borrowers or Guarantors to make required payments of withholding or other tax obligations of the Borrowers or Guarantors during the accounting period to which the attached statements pertain or any subsequent period;
(e)    except as noted on Schedule 4 attached hereto, Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all Deposit Accounts and Security Accounts maintained by Borrowers or Guarantors;
(f)    except as noted on Schedule 5 attached hereto or Schedule 3.6 to the Credit Agreement, the undersigned has no knowledge of any current, pending or threatened: (i) litigation against the Borrowers or Guarantors, (ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrowers or Guarantors, or (iii) default by Borrowers or Guarantors under any Material Contract to which either of them is a party, provided, however, that the information required pursuant to this clause (f) shall be deemed to have been delivered if the Credit Parties deliver to the Agent that certain litigation letter or disclosure statement delivered to Holdings’ independent public accountants on a quarterly basis at substantially the same time such letter or disclosure statement is delivered to Holdings’ independent public accountants;

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(g)    [except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person, that has not previously been reported to Agent on Schedule 3.19 to the Credit Agreement or any Schedule 6 to any previous Compliance Certificate delivered by the Company to Agent;] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]
(h)    except as noted on Schedule 7 attached hereto and except in the ordinary course of business, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and
(i)    [except as noted on Schedule 8 attached hereto, no Borrower or Guarantor is aware of any commercial tort claim that has not previously been reported to Agent on any Schedule 8 to any previous Compliance Certificate delivered by Borrower Representative to Agent; and] [To be included in the Compliance Certificate provided at the end of each Fiscal Quarter only]
(j)    Borrowers and Guarantors are in compliance with the covenants contained in Article 6 of the Credit Agreement, and in any Guarantee constituting a part of the Financing Documents, as demonstrated by the calculation of such covenants as set forth in the attached Worksheets [See attached worksheets], and such calculations and the certifications contained therein are true, correct and complete.
(k)     Borrowers are in compliance with Section 2.11(i) of the Credit Agreement.
The foregoing certifications and computations are made as of ________________, 201__ (end of month) and as of _____________, 201__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Worksheet for Calculation of EBITDA

EBITDA for the applicable Defined Period is calculated as follows:
Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of Borrowers) in which Borrowers or any of their Subsidiaries has an ownership interest unless received by Borrower or their Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrowers or is merged into or consolidated with Borrowers
$___________
Plus: Any provision for (or minus any benefit from) income and franchise taxes deducted in the determination of net income for the Defined Period	$___________
Plus: Interest expense, net of interest income, deducted in the determination of net income for the Defined Period	$___________
Plus: Stock-based compensation expense	$___________
Plus: Amortization and depreciation deducted in the determination of net income for the Defined Period (including impairment charges to goodwill and write downs of intangible assets)	$___________
Plus: Non-recurring expenses approved by Agent (including transaction expenses and restructuring charges related to acquisitions)	$___________
EBITDA for the Defined Period:	$___________

Worksheet for Calculation of Fixed Charges

Fixed Charges for the applicable Defined Period is calculated as follows:
Interest expense ($______), net of interest income ($______), interest paid in kind ($______) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Financing Documents and included in interest expense ($______), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)
$___________
Plus: Any provision for (or minus any benefit from) income or franchise taxes included in the determination of net income for the Defined Period *	$___________
Plus: Payments of principal and interest for the Defined Period with respect to all Debt (including the portion of scheduled payments under capital leases allocable to principal and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))
$___________

Exhibit B - Page 3

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Plus: Permitted Distributions	$
Fixed Charges for the applicable Defined Period:	$

Worksheet for Calculation of Operating Cash Flow

Operating Cash Flow for the applicable Defined Period is calculated as follows:
EBITDA for the Defined Period (calculated pursuant to the EBITDA Worksheet)	$___________
Minus: Unfinanced capital expenditures for the Defined Period	$___________
Minus: To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount paid in cash and capitalized during the Defined Period, as long term assets, other than amounts capitalized during the Defined Period as capital expenditures for property, plant and equipment or similar fixed asset accounts
$___________
Operating Cash Flow for the Defined Period:	$
Covenant Compliance:

Fixed Charge Coverage Ratio for the Defined Period	___ to 1.0
Minimum Fixed Charge Coverage Ratio for the Defined Period	[1.0 to 1.0] [0.75 to 1.0]
In Compliance	Yes / No
Senior Leverage Ratio for the Defined Period	___ to 1.0
Maximum Senior Leverage Ratio for the Defined Period	[3.5 to 1.0] [4.0 to 1.0]
In Compliance	Yes / No

Exhibit B - Page 4

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Exhibit C to Credit Agreement (Borrowing Base Certificate)

MidCap Funding IV, LLC

Borrowing Base Report

BBR Date

Name:	Alphatec Holdings, Inc.

	A/R Category						Total

1.	Summary AR Aging
	0 - 30 Days	$—	$—	$—	$—	$—	$—
	31 - 60 Days	$—	$—	$—	$—	$—	$—
	61 - 90 Days	$—	$—	$—	$—	$—	$—
	91 - 120 Days	$—	$—	$—	$—	$—	$—
	121 - 150 Days	$—	$—	$—	$—	$—	$—
	151 - 180 Days	$—	$—	$—	$—	$—	$—
	180 +	$—	$—	$—	$—	$—	$—
	Total Gross A/R	$—	$—	$—	$—	$—	$—
2.	(Less): Ineligibles A/R	$—	$—	$—	$—	$—	$—
	Over 120 days	$—	$—	$—	$—	$—	$—
	Self Pay < 120 days	$—	$—	$—	$—	$—	$—
	Pending Medicaid > 30 but < 120	$—	$—	$—	$—	$—	$—
	Other	$—	$—	$—	$—	$—	$—
	Total Ineligible A/R	$—	$—	$—	$—	$—	$—
		$—	$—	$—	$—	$—	$—
3.	Eligible Accounts	$—	$—	$—	$—	$—	$—
		$—	$—	$—	$—	$—	$—
4.	Liquidity Factor	$—	$—	$—	$—	$—	$—
	Total Eligible	$—	$—	$—	$—	$—	$—
		$—	$—	$—	$—	$—	$—
5.	Accumulated bed tax liability as of 09/30/11	$—	$—	$—	$—	$—	$—
6.	Other	$—	$—	$—	$—	$—	$—
7.	Net Eligible	$—	$—	$—	$—	$—	$—

Computation of Availability
8.	Total Eligible Accounts:						$—
9a.	(Less): Cash Posted Since Last Aging						$—
9b.	Add: Revenues Since Last Aging						$—
10.	Plus/(Minus): Adjustments						$—
11.	Net Eligible Accounts						$—
	Advance Rate						85%
12.	Net Availability						$—

Computation of Loan
16.	Facility Limit						$ 40,000,000
17.	Available to Borrow (not to exceed limit)						$—

18.	Loan Balance on Prior Borrowing Base Certificate						$—
19.	(Less): Cash Collections since last Borrowing Base Certificate						$—

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

20.	Increase/(Decrease): Adjustments	$—
21.	Loan Advances	$—
22.	Ending Loan Balance	$—

23.	Letter of Credit Outstandings	$—
24.	Overall Reserve	$—

25.	Remaining Availability (Lines 17-22-23-24)	$—

Pursuant to, and in accordance with, the terms and provisions of the Loan Documents ("Documents"), between Midcap Funding IV, LLC ("Secured Party") and _____________ ("Borrower"), Borrower is executing and delivering to Secured Party this Borrowing Base Report accompanied by supporting data (collectively referred to as "Report"). Borrower warrants and represents to Secured Party that this Report is true, correct, and based on information contained in Borrower's own financial accounting records. Borrower, by the execution of this Report:
(a) Hereby ratifies, confirms, and affirms all of the terms, and further certifies that the Borrower is in compliance with the Loan Documents as of this Report Date:
(b) Hereby certifies that the Borrower has paid all State and Federal payroll witholding taxes immediately due and payable through this Report Date.
This document does not supercede any provisions of the Loan and Security Agreement. Capitalized Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Loan and Security Agreement between Secured Party and Borrower dated ____________.

(Responsible Officer's Signature)

Name:
Title:

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Exhibit D to Credit Agreement (Notice of Borrowing)

NOTICE OF BORROWING
This Notice of Borrowing is given by _____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit, Security and Guaranty Agreement, dated as of August 30, 2013, by and among the Borrower Representative and each of its Subsidiaries party thereto as “Borrowers”, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Financial, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to Agent of Borrower Representative’s request to borrow $____________________ of [Revolving/Term] Loans on _______________, 201__. [Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit] [Attached is a Compliance Certificate demonstrating, to the reasonable satisfaction of Agent, that the Senior Leverage Ratio is less than 3.5:1.0].
.
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 201__.

Sincerely, ALPHATEC HOLDINGS, INC., as Borrower Representative By: Name: Title:

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Exhibit E to Credit Agreement (Form of Payment Notification)

PAYMENT NOTIFICATION
This Payment Notification is given by ____________________, a Responsible Officer of Alphatec Holdings, Inc., a Delaware corporation (the “Borrower Representative”), pursuant to that certain Amended and Restated Credit and Security Agreement dated as of August 30, 2013 among the Borrower Representative, and each of its Subsidiaries party thereto as “Borrowers”, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), MidCap Financial, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Please be advised that funds in the amount of $_____________ will be wire transferred to Agent on _________, 200_. Such funds shall constitute [an optional] [a mandatory] prepayment of the Term Loans, with such prepayments to be applied in the manner specified in Section 2.1(a)(iii). [Such mandatory prepayment is being made pursuant to Section _____________ of the Credit Agreement.]
Fax to MCF Operations 301-941-1450 no later than noon Eastern time.
Note:    Funds must be received in the Payment Account by no later than noon Eastern time for same day application
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Payment Notification this ____ day of ___________, 201__.

Sincerely,

ALPHATEC HOLDINGS, INC.,                 as Borrower Representative

By:

Name:

Title:

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.

Schedule 9.1 - Collateral

The Collateral consists of all of Borrower’s assets, including without limitation, all of Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising:

(a)
all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, intellectual property, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;

(b)	all of Borrowers’ books and records relating to any of the foregoing;

(c)	all of Borrowers’ Promissory Notes; and

(d)
any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Portions of this page were omitted, as indicated by [***], and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b2 of the Securities Exchange Act of 1934, as amended.